VIA FACSIMILE
(775) 746-1475

                                   January 29, 2001
Mr. Robert M. Rowen
1180 Brookhollow Lane
Reno, Nevada   89509

Dear Bob,

I am pleased to offer you the position of Vice
President and General Counsel for Vanguard Airlines, with the understanding of the following terms:

     1.  Work Scope:
          a.  It is understood that for employment
              compensation and benefits, you are
              expected to devote not less than 30
              hours per week to the business of
              Vanguard Airlines for the period of
              (3) three months upon
              agreement acceptance, and not less
              than 20 hours per week thereafter.
          b.  It is understood and mutually agreed
              upon by both parties that hours
              required beyond section 1.a. may be
              performed out of the office, including
              at your permanent place of residence.

     2.  Compensation and Benefits:
          a.  Salary of $100,000 per year,
              supplemented on a monthly basis by the
              sum $175 for each hour worked in
              excess of  20 hours per workweek.
          b.  A one-time signing bonus of $20,000 to
              be payable under the following terms:
              $10,000 upon agreement of employment
              terms and the balance upon completion
              of two weeks employment.  In the event
              you voluntarily terminate your
              employment with Vanguard prior to
              completion of (6) six months from your
              hire date, for reasons other than the
              company's breach of its obligations to
              you, you shall repay signing bonus in
              its entirety, net of sums owed to you
              by the company.
          c.  The company shall maintain directors
              and officers liability insurance
              covering you in the amount currently
              shared by other officers and directors
              of the company.
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          d.  The company will reimburse you for all
              reasonable expenses incidental to your
              employment, including the cost of
              commuting (from Reno) to and overnight
              lodging in Kansas City (or such other
              location to which the company shall
              relocate its head office).
          e.  You will receive the same benefits
              available to other officers of the
              company, including, but limited to:
              vacation, holidays, pass privileges,
              and health and welfare benefits.  All
              benefits would be on the same terms
              generally provided to officers of the
              company.
          f.  You will receive 140,000 stock options
              under the current officers stock plan
              with vesting schedule as follows:
               i.       8,750 vested at the end of (3) three months of
                        employment.

               ii. 8,750 vested at the end of (6) six months of employment.

               iii. 8,750 vested at the end of (9) nine months of employment.

               iv. 8,750 vested at the end of (12) twelve months of employment.

               v. 8,750 vested at the end of (15) fifteen months of employment.

               vi. 8,750 vested at the end of (18) eighteen months of employment.

               vii. 8,750 vested at the end of (21) twenty-one months of employment.

               viii. 8,750 vested at the end of (24) twenty-four months of employment.

               ix. 8,750 vested at the end of (27) twenty-seven months of employment.

               x. 8,750 vested at the end of (30) thirty months of employment.

               xi. 8,750 vested at the end of (33) thirty-three months of employment.

               xii. 8,750 vested at the end of (36) thirty-six months of employment.

               xiii. 8,750 vested at the end of (39) thirty-nine months of employment.

               xiv. 8,750 vested at the end of (42) forty-two months of employment.

               xv. 8,750 vested at the end of (45) forty-five months of employment.

               xvi. 8,750 vested at the end of (48) forty-eight months of employment.

Subject to the terms of this contract, your employment is at will and may be terminated at any time by either you or the company.

Please indicate your agreement to the foregoing by executing the enclosed copy of this letter and returning it to the undersigned, at which point this will be a binding contract.


/s/ Robert M. Rowen                     /s/ Jeff S.Potter
- ----------------------                  -----------------------
Robert M. Rowen                         Jeff S. Potter
                                        President and CEO,
                                        Vanguard Airlines, Inc.